UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  April 2, 2007

(Date of earliest event reported)

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	1-7293	95-2557091
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

13737 Noel Road

Dallas, Texas  75240

(Address of principal executive offices, including zip code)

(469) 893-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 6, 2007, Tenet Healthcare Corporation (the “Company”) issued a press release announcing the retirement of Timothy L. Pullen, the Company’s executive vice president and chief accounting officer.  In November 2005, Mr. Pullen agreed to serve as the Company’s interim chief financial officer and, in January 2006, agreed to remain at Tenet through a transition period following the appointment of a new chief financial officer.  Biggs C. Porter became the Company’s chief financial officer in June 2006.

Mr. Pullen ceased to serve as the Company’s principal accounting officer effective April 2, 2007; however, he will remain at Tenet until May 8, 2007, after the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.  Effective April 2, 2007, and for purposes of that Quarterly Report, Tenet’s controller, Daniel J. Cancelmi, became the Company’s principal accounting officer.  In addition, Mr. Cancelmi will continue to serve as vice president and controller, responsible for financial reporting, internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act, accounts payable, payroll, and capital and property accounting.

Mr. Cancelmi, 44, has served as the Company’s vice president and controller since September 2004.  He joined Tenet in November 1998 as chief financial officer of Hahnemann University Hospital in Philadelphia, Pennsylvania.  He was promoted to vice president and assistant controller of the Company, based in Dallas, Texas, in September 1999.  Prior to joining Tenet, Mr. Cancelmi served as senior director of the Allegheny Health, Education and Research Foundation in Pittsburgh, and before that worked for nine years in public accounting at Coopers & Lybrand in Pittsburgh and New York City.  He is a certified public accountant and holds a bachelor’s degree in accounting from Duquesne University in Pittsburgh.

In connection with serving as the Company’s principal accounting officer, Mr. Cancelmi will receive a salary increase commensurate with his increased responsibilities.  Otherwise, he will continue to receive those benefits to which he is currently entitled as vice president and controller of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION

By:	/s/ Biggs C. Porter
Biggs C. Porter
Chief Financial Officer

Date: April 6, 2007